EXHIBIT 16.1

January 15, 2014

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read Item 4.01 included in the Form 8-K dated January 15, 2014 of Banjo & Matilda, Inc. (formerly Eastern World Solutions, Inc.).to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

Sincerely,

/s/ MaloneBailey, LLP

MaloneBailey, LLP
Houston, Texas
www.malone-bailey.com